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                                                                    EXHIBIT 10.2


                               FIRST AMENDMENT TO
                            THE CHIEF AUTO PARTS INC.
                            1997 EMPLOYEE OPTION PLAN


         THIS FIRST AMENDMENT is hereby made and entered into by Chief Auto Parts Inc. (the "Company") in accordance with the terms and provisions of the 1997 Employee Option Plan. Capitalized terms used herein and not otherwise defined shall have the same meaning as used in the Plan.

         1. Section 2.12 of the Plan is hereby amended to read in its entirety as follows:

         "Current Option Price" shall mean the Fair Market Value of a share of Common Stock on the date of grant, or such other value as reasonably determined by the Compensation Committee in good faith, as adjusted hereunder.

         2. Section 4.1 of the Plan is hereby amended to increase the total number of shares of Common Stock for which Options may be granted to 1,400.

         3. Section 9.2 of the Plan is hereby amended to add the following sentence:

         Notwithstanding the foregoing, in the event of a merger in which the Company is not the surviving corporation and the Outstanding shares of the Common Stock of the Company shall be exchanged for cash, the Holder shall be entitled to receive, in cash, the difference between the Current Option Price and the cash amount paid for the Outstanding Shares of the Common Stock of the Company.


         4. All other provisions of the Plan shall remain in full force and effect.

         IN WITNESS WHEREOF, the Company has caused this First Amendment to be duly executed by an authorized officer this _____ day of ____________, 1998.


                              CHIEF AUTO PARTS INC.




                              By:
                                  --------------------------------------------
                                  President and Chief Executive Officer